UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 30, 2013, we entered into a Third Amendment to our Loan Agreement with Deerpath Funding, LP.  Under this amendment, we borrowed an additional $2.5 million on September 30, 2013 and obtained a commitment from Deerpath to lend us an additional $1.5 million on or before December 31, 2013. We used the net proceeds to pay the two Legiant Acquisition Notes totaling $1.7 million, as well as the two related party 15% Notes totaling $800,000. These loans were all due in October 2014. The Third Amendment loan increases the amount outstanding under our senior notes payable to $13.4 million.  We will continue to remit monthly payments of interest only and quarterly principal payments, with any remaining principal due on July 1, 2016. Under the latest amendment, we also changed certain financial covenants. Beginning with September 30, 2013, our Total Debt to EBITDA Ratio may not exceed 4.75 to 1.00 (an increase from the previous requirement of 3.50 to 1.00), with levels stepping down thereafter. Our Senior Debt to EBITDA Ratio may not exceed 3.85 to 1.00 at September 30, 2013 (an increase from the previous requirement of 2.50 to 1.00), with levels stepping down thereafter.  Our Fixed Charge Coverage Ratio may not be less than 0.8 to 1.25 as of September 30, 2013 (a decrease from the previous requirement of 1.00 to 3.00), with levels stepping up thereafter.

The foregoing description is qualified in its entirety by reference to the full text of the Third Amendment to Loan Agreement, the form of which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Third Amendment effective September 30, 2013 to Loan Agreement with Deerpath Funding, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: October 1, 2013                                                                       By           /s/ Jennifer Crow
     Jennifer Crow, Chief Financial Officer